Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX PROVIDES PHASE 3 PROGRAM UPDATE FOR

INVESTIGATIONAL DRUG, HEMATIDE™,

TO TREAT ANEMIA IN CHRONIC RENAL FAILURE

All Four Pivotal Trials Tracking toward Year-end 2009 Completion,

Topline Results Now Likely in Q2 2010

PALO ALTO, Calif., September 9, 2009 — Affymax, Inc. (Nasdaq: AFFY) today announced that it has notified clinical trial sites to complete treatment of patients in the Phase 3 clinical program for the investigational drug, Hematide, by the end of 2009.  The company expects a period of approximately four months for data gathering and analysis, prior to reporting topline results in the second quarter of 2010.  This amended timeline is not expected to affect the timing for New Drug Application (NDA) submission. The Phase 3 clinical program involves approximately 2,600 chronic renal failure patients at more than 400 clinical trial sites.

“While some additional patient follow-up will extend our time to study completion, we believe these collected data will further strengthen and support our statistical plan,” said Arlene Morris, president and chief executive officer of Affymax, Inc.  “However, consistent with our previous guidance, we still expect to submit an NDA for Hematide in chronic renal failure in 2010 if all goes as planned.”

The Hematide Phase 3 program consists of four open-label, randomized controlled clinical trials in the U.S. and Europe, including two trials in patients on dialysis and two trials in patients not on dialysis.  The trials in non-dialysis patients, called PEARL 1 and

PEARL 2, are evaluating the safety and efficacy of Hematide compared to darbepoetin alfa in correcting anemia and maintaining hemoglobin levels over time.

In dialysis patients, the trials, called EMERALD 1 and EMERALD 2, are evaluating the safety and efficacy of Hematide and its ability to maintain hemoglobin levels in the target range when patients are switched from epoetin alfa or epoetin beta to Hematide.

Analysis of efficacy for each study is based on assessments of non-inferiority to the comparator drugs.  The primary efficacy endpoint is the mean change in hemoglobin from baseline.  The hemoglobin target range is 11-12 g/dL for studies in non-dialysis patients and 10-12 g/dL for studies in dialysis patients.  In all studies, Hematide is dosed once every four weeks while comparator drugs are dosed more frequently in accordance with their respective product labels.  Treatment in each study is planned until the last patient has been in the study for approximately 52 weeks.  The primary assessment of safety will be an analysis of non-inferiority to comparator drugs using a composite cardiovascular endpoint from a safety database pooled from all four Phase 3 trials.  The duration of the Phase 3 trials depends on a sufficient number of cardiovascular safety events for statistical analysis.

About Hematide

Hematide is a novel synthetic, PEGylated peptidic compound that binds to and activates the erythropoietin receptor and thus acts as an erythropoiesis stimulating agent (ESA).

Affymax and Takeda Pharmaceutical Company Limited are collaborating on the development of Hematide and plan to co-commercialize the product once approved in the United States. Phase 3 clinical trials are being conducted to investigate the potential for Hematide to treat anemia associated with chronic renal failure.

About Anemia in Chronic Renal Failure (CRF)

Anemia in CRF affects many individuals with Chronic Kidney Disease (CKD).  According to the National Kidney Foundation, 26 million Americans — 1 in 9 U.S. adults — have CKD. Anemia develops in the early stages of CKD and worsens as patients progress towards total kidney failure and need a dialysis machine to eliminate waste and water from their blood. In severe or prolonged cases of anemia, the lack of oxygen in the blood can cause serious and sometimes fatal damage to the heart and other organs.  Benefits of anemia correction in patients with CKD include decreased morbidity, hospitalization, and mortality.(1)

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the success of the collaboration, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing and room temperature stability, the cardiovascular event rate in our Phase 3 program, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement in this press release.

(1) http://www.anemia.org/pdf/mon_Anemia_and_CKD.pdf

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